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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                           Rock Financial Corporation
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                              (Name of Issuer)

                    Common Shares, par value $0.01 per share
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                       (Title of Class of Securities)

                                  772150 10 8
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                                 (CUSIP Number)

                                  May 1, 1998
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO. 772150 10 8                  13G
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)
                                Steven M. Stone
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]
                                 Not Applicable
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  3     SEC Use Only

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  4     Citizenship or Place of Organization
                            United States of America
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    Number of
                           5       Sole Voting Power
      Shares                                                0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                                            0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                                                 1,097,954
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power
                                                            0
    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person
                                   1,097,954
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)

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 11     Percent of Class Represented by Amount in Row (9)
                                      7.5%
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 12     Type of Reporting Person (See Instructions)
                                       IN
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CUSIP NO.  772150 10 8

ITEM 1.

     (a)  Name of Issuer:

               Rock Financial Corporation

     (b)  Address of Issuer's Principal Executive Offices:

               30600 Telegraph Road, 4th floor
               Bingham Farms, MI 48025

ITEM 2.

     (a)  Name of Person Filing:

               Steven M. Stone

     (b)  Address of Principal Business Office or, if none, Residence:

               Steven M. Stone Residence Address
               26010 Hersheyvale
               Franklin, MI 48025

     (c)  Citizenship:

               United States of America

     (d)  Title of Class of Securities:

               Common Shares, par value $0.01 per share

     (e)  CUSIP Number:

               772150 10 8

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or 13d-2(b) OR
          (C), CHECK WHETHER THE FILING PERSON IS A:

               Not Applicable

ITEM 4.   OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

               Steven M. Stone               1,097,954

     (b)  Percent of class:


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CUSIP No. 772150 10 8



                Steven M. Stone                    7.5%

     (c)  Number of Shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:

                Steven M. Stone                    0

          (ii)  Shared power to vote or direct the vote:

                Steven M. Stone                    0

          (iii) Sole power to dispose or to direct the disposition of:

                Steven M. Stone                    1,097,954

          (iv)  Shared power to dispose or to direct the disposition of:

                Not Applicable

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP.

               Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

ITEM 10.  CERTIFICATION.

               Not Applicable.


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CUSIP NO.  772150 10 8

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 12, 1999
                                        ---------------------------
                                                   Date

                                           /s/ Steven M. Stone
                                        ---------------------------
                                                 Signature


                                        ---------------------------
                                                 Name/Title


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


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